Mail Stop 6010


								November 4, 2005


Mr. Elwin Beaty
Chief Financial Officer
Scanner Technologies Corporation
14505 21st Avenue North, Suite 220
Minneapolis, MN 55447


	Re:	Scanner Technologies Corporation
		Form 10-KSB for year ended December 31, 2004
		Filed March 15, 2005
		File No. 000-08149

Dear Mr. Beaty:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant